Exhibit 99.1

Gossamer Bio Announces 2018 Annual Financial Results

SAN DIEGO, Calif., March 22, 2019 – Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology, today announced its financial results for the year ended December 31, 2018 and provided an update on recent corporate developments.

“Since the launch of Gossamer just over a year ago, we have built a robust and balanced pipeline of product candidates, including three clinical-stage assets and multiple preclinical programs, all with potential to meet high unmet medical needs across multiple disease areas,” said Sheila Gujrathi, M.D., Gossamer’s Co-Founder and Chief Executive Officer. “With the recent successful completion of our initial public offering, we added to our already strong cash position, extending our runway and providing additional resources to rapidly advance our product candidates. I am extremely proud of all that the Gossamer team has accomplished to date. Our objective is to leverage our deep experience in immunology to enhance and extend the lives of patients with inflammatory and immune-related diseases, including cancer, and I look forward to sharing our progress as we work to bring forth important new medicines to patients.”

Recent Highlights

Commenced Phase 2b trial for GB001. In October 2018, Gossamer commenced a Phase 2b trial of the company’s lead candidate, GB001, an oral antagonist of prostaglandin D2 receptor 2 (DP2), in patients with moderate-to-severe eosinophilic asthma. Gossamer expects to conduct an interim analysis for this trial in the first half of 2020 and to announce topline data from the trial in the second half of 2020.

Completed initial public offering (IPO). In February 2019, Gossamer closed its IPO of 19,837,500 shares of its common stock at a price to the public of $16.00 per share. Gossamer raised aggregate gross proceeds of $317.4 million from the offering, prior to deducting underwriting discounts and other offering expenses.

Full-Year 2018 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of December 31, 2018 were $228.7 million. Subsequent to year end, Gossamer raised approximately $295.2 million in its IPO, net of underwriting discounts.
•	Research and Development (R&D) Expenses: For the year ended December 31, 2018, R&D expenses were $55.3 million, which included $6.0 million of costs related to personnel and external consultants.
•

In-Process Research and Development (IPR&D) Expenses: For the year ended December 31, 2018, IPR&D expenses were $49.7 million, which was primarily attributable to approximately $27.5 million of costs related to up-front in-licensing and product acquisition payments related to GB004 and GB1275, and $19.1 million of costs associated with the issuance of stock in connection with the acquisition of GB001.

•

General and Administrative (G&A) Expenses: For the year ended December 31, 2018, G&A expenses were $44.1 million, which was primarily attributable to $30.3 million in stock-based compensation costs, $6.0 million in personnel-related costs, $3.7 million in professional fees, $1.3 million in legal fees and $0.8 million in facility-related costs.

•	Net Loss: For the year ended December 31, 2018, net loss was $147.0 million, or a loss of $22.59 per share.

About Gossamer Bio

Gossamer Bio is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases. More information can be found at www.gossamerbio.com.

Forward-Looking Statements

Gossamer cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing to conduct an interim analysis of and release topline data from the Phase 2b clinical trial of GB001 in moderate-to-severe eosinophilic asthma; and plans to rapidly advance other product candidates. The inclusion of forward-looking statements should not be regarded as a representation by Gossamer that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Gossamer’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Gossamer’s clinical trials and preclinical studies for its product candidates; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Gossamer’s ability to obtain and maintain intellectual property protection for its product candidates; Gossamer’s ability to comply with its obligations in the agreements under which it licenses intellectual property rights from third parties; and other risks described in the company’s prior press releases and the company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Gossamer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Gossamer Bio:

For Investors:

Argot Partners

Kimberly Minarovich

Tel 212.600.1902

kimberly@argotpartners.com

For Media:

Argot Partners

David Rosen

Tel 212.600.1902

david.rosen@argotpartners.com

GOSSAMER BIO, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA
(UNAUDITED; IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Years Ended December 31,
STATEMENTS OF OPERATIONS DATA:	2018	2017
Operating expenses:
Research and development	$55,283	$891
In process research and development	49,659	5,500
General and administrative	44,051	262
Total operating expenses	148,993	6,653
Loss from operations	(148,993)	(6,653)
Other income (expenses)
Interest income	1,720	—
Interest expense	(12)	(118)
Other income (expense)	316	—
Total other income (expense), net	2,024	(118)
Net loss	$(146,969)	$(6,771)
Net loss per share, basic and diluted	$(22.59)	$(0.74)
Weighted average common shares outstanding, basic and diluted	6,504,871	9,160,888

	December 31,
BALANCE SHEET DATA:	2018	2017
Cash, cash equivalents, and marketable securities	$228,658	$315
Working capital	211,550	(821)
Total assets	239,419	445
Total liabilities	21,121	7,307
Accumulated deficit	(153,863)	(6,894)
Total stockholders deficit	(120,069)	(6,862)